Exhibit 99.1

WorldGate Announces Amendment to Existing Cornell Debentures

Amendment Allows Certain Debt to be Reclassified as Equity and Supports Regaining Nasdaq Compliance

Trevose, PA - May 23, 2007 - WorldGate Communications Inc., (NASDAQ:WGAT - News), a leading provider of personal video phones, and Cornell Capital Partners, an investment fund that provides innovative financing solutions to growing companies in the small-cap sector worldwide, today announced that the Company has amended the terms of the Company’s August 11, 2006 and October 13, 2006 secured convertible debentures with Cornell to (1) remove the investor’s ability, upon conversion of the debentures, to demand cash in lieu of shares of common stock, and (2) provide for the issuance of restrictive shares if there is no effective registration statement at the time of conversion. The terms of the convertible debentures were amended to permit the Company to reclassify the derivative conversion option liability in the convertible debentures, resulting in the reclassification of approximately $4.3 million of debt to equity, in order to help the Company regain compliance with Nasdaq Marketplace Rule 4310(c)(2)(B).

On April 11, 2007, the Company had received a notice from Nasdaq stating that the Company does not comply with Marketplace Rule 4310(c)(2)(B). This rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On May 4, 2007 the Company provided Nasdaq with a definitive plan to regain compliance. As part of this plan, among other elements, the Company had indicated its intention to restructure the August 11, 2006 and October 13, 2006 secured debentures to permit it to reclassify certain debt to equity. The amendment, as noted above, accomplishes this element of the plan submitted to Nasdaq.

“Cornell’s willingness to amend the debenture is a vote of confidence in WorldGate and indicates their willingness to take a longer term perspective on their investment,” said Hal Krisbergh, Chairman and CEO of WorldGate Communications, Inc.

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes the Ojo line of personal video phones. Ojo video phones offer high quality, real-time, two-way video communications with video messaging. The Ojo video phones are designed to conform to industry standard protocols and utilize enhancements to the latest technology for voice and video compression to achieve superior quality at data rates as low as 80 Kbps. WorldGate has been awarded patents for its distinctive design and technology and has other patents pending. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc. Any other trademarks used in this document are the property of their respective owners.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski
Senior Vice President
Chief Financial Officer
215-354-5312